Exhibit 4.2

SHARE TRANSFER CONTRACT

ORIGINAL COPY

Dated Feb.26 , 2007

China Minmetals Corporation,

The People’s Republic of China

Minmetals Investment Development Ltd.,

The People’s Republic of China

East Energy Corporation,

Canada

TABLE OF CONTENTS

General Provisions

Article 1

Definitions

Article 2

Parties of this Contract

Article 3

Share Transfer

Article 4

Transfer Price

Article 5

Payment of the Transfer Price

Article 6

Representation and Warranty

Article 7

Compensation

Article 8

Responsibilities of Party A and Party B Prior to the Effective Date

Article 9

Coming into Effect of this Contract

Article 10

Dissolution and Termination of Contract

Article 11

Default Liability

Article 12

Force Majeure

Article 13

Disclosure and Confidentiality

Article 14

Limitation of Assignment

Article 15

Contract Amendment

Article 16

Notice and Delivery

Article 17

Severability

Article 18

Applicable Law and Arbitration

Article 19

Contract Language

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General Provisions

China Minmetals Corporation ("Party A") and Minmetals Investment Development Ltd. ("Party B"), both corporate enterprises of the People's Republic of China ("China"), are Shareholders of Qinghai Sinomine Resources Developing Ltd. (the "Former Company"), a corporate enterprise incorporated and existing in Qinghai Province, China.

NOW THEREFORE, through friendly consultation and on the basis of equality, voluntary participation and mutual benefit, Party A, Party B and East Energy Corporation ("Party C"), a Canadian corporation, have reached an agreement wherein 40% of the Former Company's shares held by Party A, and 9% of the Former Company's shares held by Party B, shall be transferred to Party C, wherefore this Share Transfer Contract is signed on  Feb.26 , 2007 pursuant to the applicable laws and regulations of China.

Article 1

Definitions

Unless otherwise stated or established in the law and this Contract, the definitions and meanings of terms and names in this Contract shall be construed as follows:

(1)

"Shares": Any and all shareholder's rights granted under Chinese law and the Articles of Association, enjoyed by the Company's Shareholders due to their contributions into the Company's Registered Capital and their Shareholder status. These rights include but are not limited to the rights to benefit from Company assets, participate in important decisions, and select management staff.

(2)

"Former Company" refers to Qinghai Sinomine Resources Developing Ltd. ("QSRD") under the joint investment, incorporation and management of Party A and Party B;

(3)

"Joint Venture Company" ("JV Company") refers to the Sino-Canadian contractual joint venture ("CJV") under the joint investment, incorporation and management of Party A, B and C pursuant to the agreement of the Joint Venture Contract ("JV Contract") (The Chinese name of the JV Company shall be "青海中地矿资源开发有限公司". The tentative English name shall be "Qinghai Sinomine Resources Developing Ltd.");

(4)

"Joint Venture Contract" and "Articles of Association" refer to the joint venture

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contract and articles of association, respectively, of the JV Company signed by Party A, B and C on Feb.26 , 2007;

(5)

"Third Parties" refer to other parties apart from the Parties of this Contract and the JV Company;

(6)

"Examination and approval authority" ("EAA") or "original examination and approval authority" ("original EAA") refers to an agency authorized by applicable Chinese laws and regulations to examine and approve the incorporation and dissolution of the JV Company;

(7)

"Registered Capital": The contribution amount subscribed by all Company Shareholders registered with the Company's Registration Authority.

(8)

"Shareholding ratio" refers to the ratio of contribution made by the Parties of this Contract in the JV Company's Registered Capital.

(9)

"Effective date" refers to the day on which the JV Company receives its new business licence.

Article 2

Parties of this Contract

The Parties of this Contract shall be:

Party A:

China Minmetals Corporation

Legal Address:

5 Sanlihe Rd., Haidian District, Beijing, China

Legal Representative: Zhou Zhongshu

Position: President

Nationality: China

Party B:

Minmetals Investment Development Ltd.

Legal Address: 5 Sanlihe Rd., Haidian District, Beijing, China

Legal Representative: Zhou Zhongshu

Position: Chairman of the Board

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Nationality: China

Party C:

East Energy Corporation, Canada

Legal Address:

1980-1055 West Hastings Street, Vancouver, British Columbia, Canada

Legal Representative: Ken Cai

Position: Chairman of the Board

Nationality: Canada

Article 3

Share Transfer

The Former Company has a registered capital of RMB 43,000,000 yuan (RMB forty-three million yuan) in which 40% comes from Party A contribution, 60% from Party B contribution.

Pursuant to the agreement of this Contract, 40% of the Former Company's shares held by Party A and 9% of the Former Company's shares held by Party B (collectively "the Shares"), shall be transferred to Party C, and Party C shall purchase the Shares from Party A and Party B ("the Transfer").

Article 4

Transfer Price

1.

Party A, B and C agree that the Former Company is worth 90 million yuan at the signing of the Contract. Party C shall pay RMB 44 million yuan in total as Transfer Price for the 49% Shares based on the evaluation outcome of the Former Company by a qualified asset evaluation agency jointly hired by the Parties, and subject to the approval of the Parties' relevant examination and approval authorities (EAA).

2.

Taxes and fees arising from the Share Transfer shall be paid by the respective Parties as required by laws and regulations.

Article 5

Payment of the Transfer Price

3.

The Transfer Price, 44 million yuan in total, shall be paid in two instalments.

4.

After the Contract comes into effect, Party C shall pay the first instalment of 10 million yuan to Party A and Party B within 15 days.

5.

Party C shall pay the remaining RMB 34 million yuan in Transfer Price to Party A and Party B within 30 days of receiving a new business licence for the "JV

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Company".

6.

Party C shall remit the Transfer Price in RMB to the bank account(s) specified by Party A and Party B. Risks related to the exchange rate shall be the sole responsibility of Party C.

7.

Once the Transfer Price specified in this Article is fully paid, Party A and Party B shall return their capital contribution certificates to the Former Company within 3 days. At the same time, the JV Company shall issue new capital contribution certificates to Party A, B and C.

Article 6

Representation and Warranty

1. The following irrevocable representation and warranty are made by Party A and Party B to Party C on the signing day of this Contract:

(1)

The registered capital of the Former Company has been paid in full, for which capital verification has been carried out. The Former Company has obtained all permits, approval and other government authorization documents required by the laws and regulations and the government authorities of China for its operation;

(2)

The Former Company is incorporated, legally registered and validly existing under Chinese laws and regulations. It is in good standing and not subject to asset disposal, merger or acquisition beyond its normal business range;

(3)

Party A and Party B have legal, effective and full rights over its shares, free of any rights such as mortgage, lien or pledge. They also have the authority to freely use and dispose of these shares;

(4)

The Former Company has legal, effective and full rights over all its assets, free of any rights such as mortgage, lien, pledge or other rights. It also has the authority to freely use and dispose of these assets;

(5)

On the signing day of the Contract, the Former Company has neither unpaid remuneration, wages or taxes, including public benefit expenses

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(e.g. social insurance fees), nor taxes or public benefit fees (e.g. social insurance fees) that are subject to reclaim;

(6)

The Former Company has no external liabilities, including tax liabilities not listed in the balance sheets;

(7)

Prior to the signing of this Contract, the Former Company is not in breach of its responsibilities under the terms of any agreement to which it is or has been bound;

(8)

Prior to the signing of this Contract, there are no liabilities or responsibilities, other than normal market factors, that may substantially and negatively affect the Former Company's assets, continual operation or shareholders' rights;

(9)

Prior to the signing of this Contract, the Former Company is not involved in any litigation (including labour issues) or arbitration, and there are no pending litigation or dispute settlement that may jeopardize or be detrimental to any of its properties or assets;

(10)

The Former Company's 2005 and January to October, 2006 financial statements were compiled, examined and approved according to generally accepted accounting principles in China. They accurately and fairly reflect the Former Company's annual financial status for the above fiscal periods;

(11)

In Party C's legal and financial review of the Former Company, all information and documents provided by the Former Company were accurate and true;

(12)

During the course of its operation, the Former Company has not engaged in any illegal conduct in civil, criminal, tax, administrative or environmental matters;

(13)

After October 31, 2006, the Former Company will not contemplate or

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engage in transactions that may seriously affect the profit or loss of the Former Company, nor contemplate or engage in matters such as the purchase or sale of assets or the acquiring of loans that may create high risks to company operations;

(14)

They have all the required authorities and capacities to sign this Contract and carry out their responsibilities under this Contract.

(15)

After the completion of this Transfer, the two Parties shall continue to assist the JV Company in the following matters: to facilitate the integration of Zhong'ao company to consolidate the exploratory blocks held by its four shareholders, and give Zhong'ao full possession of all profits from these blocks; or to acquire other exploratory blocks acceptable to the Parties of this Contract in order to continue with coal exploration, mining and coking operations; or acquire other resource development projects acceptable to the Parties of this Contract.

2. The following irrevocable representation and warranty are made by Party C to Party A and Party B on the signing day of this Contract:

(1)

Party C is a limited liability company legally, validly incorporated and existing under the laws of Canada. It has all the required authorities and capacities to sign this Contract and carry out its responsibilities under this Contract;

(2)

With regard to the signing of this Contract and the fulfillment of responsibilities under this Contract, Party C has not only obtained sufficient statutory authorization, but has also carried out all procedures required by applicable statutes and bylaws;

(3)

Prior to the signing of the Contract, Party C warrants that it has the special technological capacity to engage in coal and coking operations to fulfill the purpose of this Contract, and furthermore, promises assistance to the JV Company to acquire and make use of advanced geological survey, mining, dressing and smelting technologies from Canada and other countries, and provide information on selling price and future trends of coal and other non-ferrous metal products in international

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markets;

(4)

In the legal and financial review of Party C conducted by Party A and Party B, Party C warrants that all the information and documents that it has provided, including but not limited to financial, production, business, company business registration, assets and project development conditions, were true and legitimate;

(5)

It has sufficient funding capacity to purchase the targeted Shares, and warrants that it can pay the Transfer Price according to the agreement of this Contract.

(6)

Prior to the change of share registration procedures, it is in compliance with statutory conditions required by Chinese law for the transfer of the above targeted Shares, and has no restrictive condition that may affect the normal performance of legal procedures for the share transfer.

(7)

After the share transfer, it acknowledges and warrants that it shall continue to fulfill the relevant promises and responsibilities made by Party A, Party B and the Former Company to Qinghai Province.

Article 7

Compensation

1.

If Party C incurs damage from the failure of Party A and Party B to fulfil their responsibility for representation and warranty as stated in Clause 1 (3), the defaulting Parties shall indemnify Party C for such damages.

2.

If the JV Company incurs damage from the failure of either Party A or Party B to fulfill its responsibility for representation and warranty of the Former Company as stated in the previous Article, and in so doing causes damage to Party C, the defaulting Party shall indemnify Party C for such damage.

3.

In the event of such an occurrence, Party A and Party B shall each undertake responsibility for its own default to Party C.

Article 8

Responsibilities of Party A and Party B Prior to the Effective Date

From the signing day of the Contract until the Effective Date, Party A and Party B shall have the following responsibilities towards Party C:

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(1)

To maintain the effectiveness of the Contract

From the signing day of the Contract to the Effective Date, Party A and Party B shall continue to maintain effective and existing contracts to which the Former Company is a party, unless revision or termination is required.

(2)

Operate the Former Company

From the signing day of the Contract to the Effective Date, Party A and Party B shall cause the Former Company to continue to run and operate its business within its previous normal business scope, and to manage and maintain financial records and account books according to general accounting principles in China that have been in use in the Former Company. During this period, Party A and Party B may not cause the Former Company to carry out transactions in business domains unrelated to its current operations, nor cause the Former Company to engage in business or operations that may cause substantial negative effects to its finance or business. This does not apply to business or operation that brings positive effects to the Former Company.

Without the prior written approval of Party C, Party A and Party B may not cause the Former Company to engage in affairs not included in its normal business scope, including:

(1) To sell, assign, transfer, pledge or otherwise dispose of business or assets or set up security rights.

(2) To offer guarantee for third party debts.

(3) To pay bonuses, retirement benefits or sums of a similar nature to board directors, supervisors or employees, unless these are reasonable payments payable according to regulations.

(4) To increase or reduce the capital.

(5) To determine or pay bonus and to distribute dividends to shareholders, unless these are reasonable dividends payable to shareholders according to regulations.

(3)

Approval

Party A and Party B shall make resolutions on this Transfer pursuant to applicable Chinese laws and regulations.

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Party A and Party B shall submit on their own and cause the Former Company to submit the JV Contract, Articles of Association and other required documents to the Examination and Approval Authority ("EAA") and apply for its approval. Once approval is granted to the JV Contract, the Articles of Association and other required documents, Party A and Party B shall promptly apply to the Registration Authority for registration of the JV Company, and obtain a new business licence.

If Party A and Party B have fulfilled the above responsibilities, in the event that Party C is unable or unwilling to accept the relevant Shares of QSRD for whatever reason, and in so doing causes damage to Party A, Party B or the Former Company, Party C shall undertake corresponding responsibilities for indemnification.

Article 9

Coming into Effect of this Contract

This Contract shall come into effect upon the signature (affixing of public seal) of the Legal Representatives of the Parties or their Authorized Representatives, subject to the approval of authorized EAA in China.

Article 10

Dissolution and Termination of Contract

1. In the event that any one Party has breached the agreement of this Contract:

(1) The observant Parties may notify the defaulting Party to rectify such default behaviour within a reasonable period of time for the continued performance of this Contract, and demand the defaulting Party to undertake relevant responsibilities for the default;

(2) If the defaulting Party fails to rectify its default in order to continue its performance of the Contract, the observant Parties may issue a notice of contract dissolution to the defaulting Party to dissolve the Contract.

(3) The observant Parties, in addition to the remedial measures of demanding continued performance of the Contract by the defaulting Party or dissolving the Contract, may also exercise their rights to claim damage compensation.

2. In the event that the Contract and Articles of Association related to this Transfer cannot be approved by the applicable government authorities within the appropriate period, or the Qinghai provincial government refuses to grant permission to coal resource development under the mode of this Joint Venture, or the tasks agreed in Article 6 Clause 1 (15) of this Contract cannot be completed despite the efforts made by all Parties, any of Party A, Party B and Party C may unilaterally propose the termination of Contract performance. The Contract shall be terminated on the day of receipt of such termination notice by the rest of the Parties. Party A and Party B shall fully refund the paid Transfer

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Price to Party C or its approved affiliate within 15 days of the termination date of this Contract.

Article 11

Default Liability

1.

（1）

In the event that Party C has failed to pay the Transfer Price in the amount and within the time period required by Article 5, a penalty interest of 10% per annum on the outstanding portion of the amount shall be payable by the Party.

(2)

In the event of Clause (1), the observant Parties shall urge the defaulting Party to continue with the payment until the amount is paid in full. If the defaulting Party has not paid in full within 3 months of receiving the notice, the observant Parties may, without jeopardizing their right to claim the penalty interest specified in Clause (1), apply to the original EAA for dissolution of this Contract and the JV Contract, and withdraw the application to relevant governing bodies for changing the Former Company to the JV Company, and also require Party C to pay 20% of the Transfer Price to Party B as penalty for breach of contract, wherein the portion of paid Transfer Price in excess of the penalty shall be refunded to Party C.

(3)

 In the event that Party A and Party B refuse to perform this Transfer, they shall pay 20% of the Transfer Price to Party C as penalty for breach of contract.

2.

In the event that any Party's breach of contract has led to the total or partial failure of the Contract to be carried out, the defaulting Party shall bear default liability regardless of whether the cause for such a breach is intentional or unpremeditated. If two or more of the Parties have defaulted, the defaulting Parties shall each bear their respective liability for breach of contract in accordance with their actual circumstances.

Article 12

Force Majeure

In the event that a force majeure incident, arising out of earthquake, typhoon, flooding, fire, war and other unforeseeable events for which occurrence and results are unavoidable and beyond control, has directly affected the performance of this Contract, the Party encountering such a force majeure incident shall immediately inform the other

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Parties of the incident, and submit legally verified relevant proof notarized by a notary organization within 15 days of the incident's occurrence.

Party A, B and C shall consult each other within 15 days of the force majeure on whether to dissolve this Contract, partially waive the performance of this Contract, or extend the time requirement for Contract performance, taking into consideration the effect of the force majeure on the performance of this Contract.

After the occurrence of force majeure, the Parties shall make their best efforts to take all necessary measures to eliminate or reduce its effects. The Party encountering the force majeure shall immediately notify the other Parties when the force majeure no longer exists. If the severe effects of a force majeure incident on the JV Company and its business cannot be eliminated within one year, each of the Parties shall be entitled to unilaterally propose a termination of Contract performance, and the Contract shall be terminated on the day of receipt of such termination notice by the rest of the Parties. Party A and Party B shall fully refund the paid Transfer Price to Party C or its approved affiliate within 15 days of the termination date of this Contract.

Article 13

Disclosure and Confidentiality

The signing of this Contract and the content of this Contract may not be disclosed externally without the unanimous agreement of all Parties to this Contract with regard to the date and extent of such disclosure. Party C shall be obliged to maintain confidentiality, unless, as a listed company in Canada, it is required to make necessary disclosure required by Canadian securities regulation authorities.

Without the prior written approval of the relevant Party, none of the Parties to this Contract may divulge or disclose to a third party the signing of this Contract, the content of this Contract, or information specifically marked as confidential that has been provided by a Party to the other Parties. Such information do not include the following:

(1)

Information that is already widely known at the time of the disclosure to the other Parties, or has become widely known through no fault of the other Parties;

(2)

Information already known to the other Parties at the time of the disclosure;

(3)

Information lawfully acquired from third parties without obligation for confidentiality;

(4)

Information required for disclosure under laws, regulations, government orders, and court orders.

In addition, third parties mentioned in this Article do not include the EAA of this

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Contract.

Article 14

Limitation of Assignment

The Parties to this Contract may not assign, lease or pledge to a third party, nor may they allow a third party to inherit, their full or partial rights and obligations specified in this Contract, and their positions in this Contract.

Article 15

Contract Amendment

The content of this Contract shall not be modified in any way without the unanimous written agreement of all Parties to this Contract.

Article 16

Notice and Delivery

1.

The Parties to this Contract shall send notice in letter, telegram or facsimile. If the content of such a notice involve the rights and obligations of the Parties, the notice shall be sent in double-registered mail as well.

2.

The mailing address of the Parties for such notices are:

Party A:

Postal Code: 100044

5 Sanlihe Rd., Haidian District, Beijing, China

China Minmetals Corporation

Fax:

Party B:

Postal Code: 100044

5 Sanlihe Rd., Haidian District, Beijing, China

Minmetals Investment Development Ltd.

Liu Guowei

Fax: 0086-10-68495975

Party C:   Postal Code: V6E 2E9

Address: 1980-1055 West Hastings Street, Vancouver, British Columbia, Canada

East Energy Corp.

Howard Ratti

Fax: 001-604-6888030

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3.

Should any of the Parties change its mailing address for receiving such notices, it shall promptly notify the other Parties in writing; the Party changing its address shall be responsible for any notification delay resulting from the failure to promptly give notice on the change of address.

Article 17

Severability

The terms and conditions of this Contract are severable. In the event that any article, clause or provision of this Contract is notified to be invalid or unenforceable, it shall not affect the binding powers of the rest of the articles, clauses or provisions of the Contract.

Article 18

Applicable Law and Arbitration

1. The making, effect, interpretation, performance and dispute resolution of this Contract shall be governed by the laws of China.

2. Efforts shall be made to resolve all disputes arising out of or related to the performance of this Contract through friendly consultation as a first resort. If the Parties fail to resolve a dispute through friendly consultation within 120 days of the dispute's occurrence date, any Party may submit the dispute to the China International Trade Arbitration Commission for arbitration according to the commission's arbitration regulations in effect at that time. The place of arbitration shall be Beijing, China.

3. The arbitration award shall be final and binding to all Parties. There shall be no appeal.

4. Arbitration fees (including reasonable lawyer's fees) shall be paid by the losing Party.

5. During the period of dispute resolution, the Parties of this Contract shall continue to perform their obligations and responsibilities according to the terms and conditions of this Contract with the exception of the disputed terms and conditions.

Article 19

Contract Language

1. This Contract shall be written in Chinese and English respectively. Both shall be subject to the same interpretation. In case of discrepancies between the two versions, the Chinese version shall prevail.

2. This Contract shall be written in 12 copies: 6 copies in Chinese, and 6 copies in English. 2 copies shall be held by each of the three Parties, the remaining 6 copies shall be used for company registration and other relevant procedures.

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